           As filed with the Securities and Exchange Commission on May ___, 2001

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------
                                   SCHEDULE TO
             Tender Offer Statement under Section 14(d)(1) or 13(e)
                     of the Securities Exchange Act of 1934
                                (AMENDMENT NO. 1)
                            ------------------------
                                DOCUMENTUM, INC.
          (Name of Subject Company--Issuer and Filing Person --Offeror)
                            ------------------------
                        OPTIONS TO PURCHASE COMMON STOCK,
                           PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)
                            ------------------------
                                   256159-10-4
                      (CUSIP Number of Class of Securities)
                            ------------------------
                                JEFFREY A. MILLER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                DOCUMENTUM, INC.
                            6801 KOLL CENTER PARKWAY
                          PLEASANTON, CALIFORNIA 94566
                            TELEPHONE: (925) 600-6800
                            FACSIMILE: (925) 745-7391
                     (Name, address and telephone number of
                      person authorized to receive notices
                         and communications on behalf of
                                 Filing Person)
                              --------------------
                                   Copies to:
                           JAMES F. FULTON, JR., ESQ.
                               COOLEY GODWARD LLP
                   FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL
                        PALO ALTO, CALIFORNIA 94306-2155
                            TELEPHONE: (650) 843-5000


                            CALCULATION OF FILING FEE
================================================================================
TRANSACTION VALUATION*                           AMOUNT OF FILING FEE**
--------------------------------------------------------------------------------
$ 78,797,155                                    $15,759.43
================================================================================

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 6,638,345 shares of common stock of Documentum, Inc. having an exercise price of $14.67 will be issued in exchange for currently outstanding options pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model.

** One-fiftieth of 1% of the value of the transaction, pursuant to Rule 0-11 of the Securities Exchange Act, as amended. The fee was previously paid with the filing of the Schedule TO on May 7, 2001.

|_| CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(A)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID.

Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     AMOUNT PREVIOUSLY PAID:   Not applicable.   FILING PARTY:  Not applicable.
     FORM OR REGISTRATION NO.:  Not applicable.  DATE FILED:    Not applicable.

|_| CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

CHECK THE APPROPRIATE BOXES BELOW TO DESIGNATE ANY TRANSACTIONS TO WHICH THE STATEMENT RELATES:

|_|  Third-party tender offer subject to Rule 14d-1.

|X|  Issuer tender offer subject to Rule 13e-4.

|_|  Going-private transaction subject to Rule 13e-3.

|_|  Amendment to Schedule 13D under Rule 13d-2.

|_| CHECK THE FOLLOWING BOX IF THE FILING IS A FINAL AMENDMENT REPORTING THE RESULTS OF THE TENDER OFFER

CUSIP NO. 256159-10-4
                                   SCHEDULE TO



                                   SCHEDULE TO

                             INTRODUCTORY STATEMENT

         This Amendment No. 1 to the Tender Offer Statement on Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on May 7, 2001 (the "Schedule TO"), relating to the offer by Documentum, Inc., a Delaware Corporation (the "Company"), to exchange all options ("Options") outstanding under the 1993 Equity Incentive Plan and 1996 Non-Officer Equity Incentive Plan to purchase shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), for new options (the "New Options") to purchase shares of the Common Stock, upon the terms and subject to the conditions described in the Offer to Exchange, dated May 7, 2001 (the "Offer to Exchange"), the related Summary of Terms included therein and the related Election Form.



[Remainder of this page intentionally left blank.]

CUSIP NO. 256159-10-4
                                   SCHEDULE TO

ITEM 12.          EXHIBITS.

Item 12 of the Schedule TO is hereby amended and restated as follows:

  EXHIBIT NUMBER                        DESCRIPTION
----------------- -----------------------------------------------------------

 99.(a)(1)(A)*    Offer to Exchange, dated May 7, 2001.

 99.(a)(1)(B)*    Form of Letter of Transmittal.

 99.(a)(1)(C)     Form of Election Form.

 99.(a)(1)(D)*    Form of Notice of Change in Election from Accept to Reject.

 99.(a)(1)(E)*    Form of Notice of Change in Election from Reject to Accept.

 99.(a)(1)(F)*    Documentum, Inc.'s Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 30, 2001 and incorporated herein by reference.

 99.(a)(1)(G)*    Documentum, Inc.'s Press Release announcing voluntary stock option exchange program, dated April 19, 2001.

 99.(a)(1)(H)     Supplement to Offer to Exchange, dated May 23, 2001.

 99.(a)(1)(I)     Form of Letter of Transmittal regarding Supplement to Offer to
                  Exchange.

 99.(a)(1)(J)     Power Point Presentation to Employees, May 9, 2001.

 99.(b)           Not applicable.

 99.(d)(1)*       Documentum, Inc.'s 1993 Equity Incentive Plan and Forms of
                  Stock Option Agreement (filed as Exhibits (6)10.1, (2)10.2 and
                  (2)10.3, respectively, to the Company's Annual Report on Form
                  10-K for its fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission on March 30, 2001 and which Exhibits (6)10.1, (2)10.2 and (2)10.3 are incorporated herein by reference).

 99.(d)(2)*       Documentum, Inc.'s 1996 Non-Officer Equity Incentive Plan
                  (filed as Exhibit (6)10.12 to the Company's Annual Report on
                  Form 10-K for its fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission on March 30, 2001
                  and which Exhibit (6)10.12 is incorporated herein by
                  reference).
 99.(g)           Not applicable.
 99.(h)           Not applicable.

* Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 7, 2001.

CUSIP NO. 256159-10-4
                                   SCHEDULE TO

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   May 23, 2001

                                   DOCUMENTUM, INC.


                                   By: /s/ Jeffrey A. Miller
                                      --------------------------------
                                   Name:    Jeffrey A. Miller
                                   Title:   Chief Executive Officer

                                INDEX OF EXHIBITS

  EXHIBIT NUMBER                                              DESCRIPTION
  99.(a)(1)(A)*   Offer to Exchange, dated May 7, 2001.

  99.(a)(1)(B)*   Form of Letter of Transmittal.

  99.(a)(1)(C)    Form of Election Form.

  99.(a)(1)(D)*   Form of Notice of Change in Election from Accept to Reject.

  99.(a)(1)(E)*   Form of Notice of Change in Election from Reject to Accept.

  99.(a)(1)(F)*   Documentum, Inc.'s Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 30, 2001 and incorporated herein by reference.

  99.(a)(1)(G)*   Documentum, Inc.'s Press Release announcing voluntary stock option exchange program, dated April 19, 2001.

  99.(a)(1)(H)    Supplement to Offer to Exchange, dated May 23, 2001.

  99.(a)(1)(I)    Form of Letter of Transmittal regarding Supplement to Offer to
                  Exchange.

  99.(a)(1)(J)    Power Point Presentation to Employees, May 9, 2001.

  99.(b)          Not applicable.

  99.(d)(1)       * Documentum, Inc.'s 1993 Equity Incentive Plan and Forms of
                  Stock Option Agreement (filed as Exhibits (6)10.1, (2)10.2 and
                  (2) 10.3, respectively, to the Company's Annual Report on Form
                  10-K for its fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission on March 30, 2001 and which Exhibits (6)10.1, (2) 10.2 and (2)10.3 are incorporated herein by reference).

  99.(d)(2)*      Documentum, Inc.'s 1996 Non-Officer Equity Incentive Plan
                  (filed as Exhibit (6)10.12 to the Company's Annual Report on
                  Form 10-K for its fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission on March 30, 2001 and which Exhibit (6)10.12 is incorporated herein by reference).

  99.(g)          Not applicable.

  99.(h)          Not applicable.

* Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 7, 2001.